Exhibit (n)(3)

Consent of Independent Registered Public Accounting Firm

The Members

Senior Secured Loan Fund LLC:

We consent to the use of our report dated February 21, 2017 with respect to the balance sheets of Senior Secured Loan Fund LLC as of December 31, 2016 and 2015, and the related statements of operations, changes in members’ capital, and cash flows in each of the years in the two year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the registration statement No. 333-212142.

/s/ KPMG LLP

Woodland Hills, California

July 31, 2017